Exhibit 99.5

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Questica, Inc. and Questica USCDN, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Questica, Inc. and Questica USCDN (collectively, the “Companies”), as of December 31, 2018 and 2017, and the related combined statements of operations, statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2018 and 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2018 and 2017, and the combined results of their operations and their cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on the Companies’ combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Companies in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Financial Statements are Expressed in Canadian Dollars

As disclosed in Note 2, Basis of Presentation, the combined financial statements as of and for the years ended December 31, 2018 and 2017 are presented in Canadian Dollars, the Companies’ functional currency.

/s/ WithumSmith+Brown, PC

We have served as the Companies’ auditor since 2018.

Whippany, New Jersey

March 18, 2019

QUESTICA INC. AND QUESTICA USCDN INC.

COMBINED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$4,542,243	$2,236,096
Marketable securities at fair value	1,907,819	1,599,589
Accounts receivable	3,655,343	4,288,822
Prepaid and other current assets	219,557	123,225
Total current assets	10,324,962	8,247,732
Property & equipment, net	535,670	677,396
Intangibles, net	1,207,770	1,429,036
Goodwill	2,469,915	2,469,915
Deferred commissions	1,439,069	1,061,355
TOTAL ASSETS	$15,977,386	$13,885,434

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$145,740	$60,334
Accrued expenses	270,673	162,483
Deferred revenue	6,513,078	5,546,130
Deferred rent	79,333	135,333
Contingent consideration - current portion	963,284	477,087
Taxes payable	450,749	112,518
Total current liabilities	8,422,857	6,493,885
Long-term liabilities
Deferred tax liability	381,736	322,601
Contingent consideration, less current portion	1,671,801	2,498,188
Total liabilities	10,476,394	9,314,674

Commitments and Contingencies (Note 12)

Stockholders' Equity:
Common stock, no par value: unlimited shares authorized; 108,000 shares issued and outstanding as of December 31, 2018 and 2017	108	108
Class A common stock, no par value; unlimited shares authorized; 100 shares issued and outstanding as of December 31, 2018 and 2017	100	100
Class B common stock, no par value; unlimited shares authorized; 8 shares issued and outstanding as of December 31, 2018 and 2017	625,500	625,500
Retained earnings	5,112,915	3,924,321
Accumulated other comprehensive income (loss)	(237,631)	20,731
Total stockholders' equity	5,500,992	4,570,760
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,977,386	$13,885,434

The accompanying notes are an integral part of these combined financial statements.

QUESTICA INC. AND QUESTICA USCDN INC.

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017

Revenue:
License	$1,512,807	$1,965,350
Maintenance	5,936,560	3,956,719
Professional Services	4,667,064	4,042,183
Subscription	969,127	1,098,081
Total revenue	13,085,558	11,062,333
Cost of revenue	1,286,161	815,280
Gross Profit	11,799,397	10,247,053

Operating expenses:
Selling, general and administrative	10,312,719	7,799,686
Total operating expenses	10,312,719	7,799,686

Income from operations	1,486,678	2,447,367

Other income (expense):
Gain on sale of ETO business	1,125,000	-
Gain (loss) on marketable securities	(101,367)	156,750
Interest income	23,618	9,374
Interest expense	(4,671)	(5,495)
Other income (expense)	45,625	(15,107)
Foreign currency exchange gain (loss)	820,663	(131,029)
Total other income (expense)	1,908,868	14,493

Income before income taxes	3,395,546	2,461,860

Income tax expense	(1,016,952)	(864,758)

Net income	$2,378,594	$1,597,102

Net income per share, basic and diluted:	$22.00	$19.96

Weighted average shares outstanding, basic and diluted:	108,108	79,998

The accompanying notes are an integral part of these combined financial statements.

QUESTICA INC. AND QUESTICA USCDN INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2018	2017

Net income	$2,378,594	$1,597,102
Foreign currency translation adjustment	(258,362)	20,731
Comprehensive income	$2,120,232	$1,617,833

The accompanying notes are an integral part of these combined financial statements.

QUESTICA INC. AND QUESTICA USCDN INC.

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Shares			Amount
	Common Stock	Class A Common Stock	Class B Common Stock	Common Stock	Class A Common Stock	Class B Common Stock	Retained Earnings	Accumulated Comprehensive Income (Loss)	Total Stockholders' Equity
Balance as of December 31, 2016	-	100	8	$-	$100	$625,500	$5,027,009	$-	$5,652,609
Cumulative effective adjustment to retained earnings of applying ASC 606	-	-	-	-	-	-	800,210	-	800,210
Issuance of common stock	108,000	-	-	108	-	-	-	-	108
Dividends paid	-	-	-	-	-	-	(3,500,000)	-	(3,500,000)
Foreign currency translation adjustment	-	-	-	-	-	-	-	20,731	20,731
Net income	-	-	-	-	-	-	1,597,102	-	1,597,102
Balance as of December 31, 2017	108,000	100	8	108	100	625,500	3,924,321	20,731	4,570,760
Dividends paid	-	-	-	-	-	-	(1,190,000)	-	(1,190,000)
Foreign currency translation adjustment	-	-	-	-	-	-	-	(258,362)	(258,362)
Net income	-	-	-	-	-	-	2,378,594	-	2,378,594
Balance as of December 31, 2018	108,000	100	8	$108	$100	$625,500	$5,112,915	$(237,631)	$5,500,992

The accompanying notes are an integral part of these combined financial statements.

QUESTICA INC. AND QUESTICA USCDN INC.

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,378,594	$1,597,102
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation & amortization	188,380	143,464
Intangible amortization	221,266	113,419
Change in fair value of contingent consideration	371,260	127,962
Foreign currency translation adjustment	(258,362)	20,731
Unrealized loss (gain) on marketable securities	118,296	(123,950)
Dividend income reinvested	(58,705)	-
Deferred income taxes	59,135	12,385
Changes in operating assets and liabilities:
Accounts receivable	633,479	(827,629)
Prepaid and other current assets	(96,332)	(22,131)
Deferred commissions	(377,714)	(261,145)
Account payable	85,406	(38,531)
Accrued expenses	108,190	14,809
Deferred revenue	966,948	778,887
Deferred rent	(56,000)	(37,333)
Taxes payable	338,231	83,258
Net cash provided by operating activities	4,622,072	1,581,298
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(46,612)	(196,240)
Proceeds from the sales of marketable securities	196,637	3,968,607
Purchase of marketable securities	(564,500)	(887,500)
Acquisition of Power Plan	-	(663,400)
Net cash (used in) provided by investing activities	(414,475)	2,221,467
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(1,190,000)	(3,500,000)
Payment of contingent consideration	(711,450)	-
Proceeds from issuance of common stock	-	108
Net cash used in financing activities	(1,901,450)	(3,499,892)

Net increase in cash and cash equivalents	2,306,147	302,873
Cash and cash equivalents — beginning of year	2,236,096	1,933,223
Cash and cash equivalents — end of year	$4,542,243	$2,236,096

Supplemental disclosure of noncash investing activities
Contingent consideration of Power Plan acquisition	$-	$2,847,313

Cash paid for interest	$-	$-
Cash paid income taxes	$750,000	$740,000

The accompanying notes are an integral part of these combined financial statements.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Questica, Inc., Questica USCDN Inc. and its wholly owned subsidiary Questica Ltd., design and develop capital and operating budgeting software. The Questica suite of products are part of a comprehensive web-based budgeting preparation, performance, management and data visualization solution that enables public sector and non-profit organizations to improve and shorten their budgeting cycles.

Questica Inc. was organized in 1998 as an Ontario corporation. Questica Inc. maintains two offices located in Burlington, Ontario, Canada and serves the Healthcare, K-12, Higher Education and Local Government verticals in North America.

Questica USCDN was organized in 2017 as an Ontario corporation and Questica Ltd. was incorporated in 2017, in the United States (U.S.) as a Delaware corporation. Questica Ltd. is located in Huntington Beach, California, primarily serving the non-profit market and services a limited number of customers in the public and private sector. The majority of the Questica Ltd.’s customers are located in the U.S. and Canada, and as well as some international customers, primarily located in the United Kingdom and Africa.

Note 2 — Basis of Presentation

The combined financial statements include the accounts of Questica, Inc. and Questica, USCDN Inc., which constitute entities under common control, (collectively “the Companies” or “Questica”). All intercompany balances and transactions have been eliminated.

The accompanying combined financial statements for the years ended December 31, 2018 and 2017 are presented in Canadian Dollars, Questica’s functional currency, and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Note 3 — Summary of Significant Accounting Policies

Use of estimates

The preparation of the accompanying combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Significant items subject to such estimates include revenue recognition, the carrying value of goodwill, the fair value of acquired intangibles, the capitalization of software development costs, the useful lives of property and equipment and long-lived intangible assets, and the valuation of deferred tax assets resulting from accumulated operating losses. In accordance with U.S. GAAP, management bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, actual results could differ significantly from those estimates.

Functional Currency

The functional currency for the Companies is the Canadian Dollar (“CAD”). Assets and liabilities denominated in non-CAD currencies are translated at rates of exchange prevailing on the date of the combined balance sheets and revenues and expenses are translated at average rates of exchange for the period. Foreign currency remeasurement gains or losses on transactions in nonfunctional currencies are recognized in the combined statements of operations within other income (expense). Gains or losses on translation of the financial statements of a non-Canadian operation, when the functional currency is other than the CAD, are included in the combined statements of comprehensive income.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Companies consider all highly liquid investments acquired with an original purchased maturity of ninety days or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost or fair value based on the underlying security.

Marketable Securities

The Companies marketable securities are comprised of U.S. Treasury securities, U.S. government-sponsored agency securities and corporate debt securities that are classified as trading. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is recognized as unrealized and realized gains or losses in the Combined Statements of Operations. The estimated fair values of financial instruments are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Companies to concentrations of credit risk consist of cash and cash equivalents, investments in marketable securities and accounts receivable. The Companies cash and cash equivalents, and investments are placed with high credit quality financial institutions and issuers, and at times may exceed government-insured limits. The Companies have not experienced any loss relating to cash and cash in these accounts. The Companies provide credit, in the normal course of business, to a number of its customers. The Companies performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. No individual customer accounted for 10% or more of revenues for the years ended December 31, 2018 and 2017. No individual customer accounted for 10% of accounts receivable as of December 31, 2018 and 2017.

Accounts receivable

Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest unless contractually stipulated otherwise, the Companies consider outstanding customer balances in excess of 30 days from invoice date to be delinquent. The Companies estimate an allowance for doubtful accounts by evaluating specific accounts where information indicates the specific customer may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. There was no allowance for doubtful accounts as of December 31, 2018 and 2017.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their liquidity and short-term nature. Marketable securities are classified as trading and are therefore recognized at fair value. The fair value for trading securities is determined using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. The Companies capitalize costs incurred during the application development stage related to the development of internal use software and enterprise cloud computing services. Such capitalized costs included payroll and payroll-related expenses for employees, who are directly associated with the development of the applications. Costs incurred related to the planning and post-implementation phases of development are expensed as incurred, including costs related to specific upgrades and enhancements when the expenditures do not result in additional functionality. Maintenance and repairs that do not extend the life of or improve an asset are expensed in the period incurred. Depreciation expense is charged on a straight-line basis over the estimated useful lives of the assets.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

The estimated useful lives of property and equipment are as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Computer equipment	3 years
Computer software	5 years
Leasehold improvements	Term of the lease

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment losses on long-lived assets, such as real estate and equipment, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. For the years ended December 31, 2018 and 2017, there were no impairments of long-lived assets.

Goodwill and Intangible Assets

Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. Intangible assets with indefinite useful lives are measured at their respective fair values as of the acquisition date. Questica does not amortize goodwill and intangible assets with indefinite useful lives.

The Companies review goodwill and indefinite-lived intangible assets at least annually for possible impairment. Goodwill and indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or the indefinite-lived intangible assets below their carrying values.

Deferred Rent

Rent expense from leases is recorded on a straight-line basis over the lease period. The net excess of rent expense over the actual cash paid is recorded as deferred rent. Deferred rent is amortized over the lease period as a reduction of rent expense.

Revenues

Adoption of Topic 606

Effective January 1, 2017, the Companies adopted the provisions and expanded disclosure requirements described in Topic 606. The Companies adopted the standard using the full retrospective method. Accordingly, the results for the prior comparable period were adjusted to conform to the current period measurement and recognition of results. The impact of Topic 606 on reported revenue results was not material.

Revenue Recognition Policy

All revenue-generating activities are directly related to the sale, implementation and support of the Companies solutions within a single operating segment. The Companies derive the substantial majority of its revenues from subscription fees for the use of its solutions hosted in the Companies data centers as well as revenues for implementation and customer support services related to the Companies solutions. A small portion of the Companies customers host the Companies solutions in their own data centers under term license and maintenance agreements, and the Companies recognize the corresponding revenues ratably over the term of those customer agreements.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Companies expect to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Companies include an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Companies determine the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the Company satisfies the performance obligations.

The Companies do not have any material obligations for returns or refunds in its contracts with customers.

The Companies enter into contracts with its customers that may include promises to transfer multiple deliverables, including software licenses, hosting services, software maintenance and professional services. A performance obligation is a promise in a contract with a customer to transfer products or services that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

Hosting services and software licenses are distinct as such services are often sold separately. In determining whether professional services are distinct, the Companies consider the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services, and the contractual dependence of the service on the other deliverables in the arrangement.

The Companies allocate the transaction price to each performance obligation on a relative standalone selling price (“SSP”) basis. The SSP is the price at which the Companies would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. The Companies use an adjusted market assessment approach to estimate the standalone selling price for software licenses, hosting services, and software maintenance, and a cost plus a margin approach for professional services.

In certain cases, the Companies are able to establish SSP based on observable prices of products or services sold separately in comparable circumstances to similar customers. The Companies use a single amount to estimate SSP when it has observable prices.

The Companies have elected the practical expedient to not disclose information about its remaining performance obligations because those performance obligations have an original expected duration of one year or less.

For contracts where the period between when the Companies transfer a promised service to the customer and when the customer pays is one year or less, the Companies have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Companies have made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Companies from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Software License Revenues

The Companies provide customers with the right to use software as it exists when made available. Customers purchase these licenses upfront. Revenues from distinct licenses are recognized upfront when the software is made available to the customer, which normally coincides with contract execution, as this is when the customer has the risks and rewards of the right to use software.

Hosting Revenue

The Companies also provide hosting services for which revenue is recognized over time as the services are provided, which is ratably over the contract term. Hosting arrangement generally have a term of twelve months.

Professional Services Revenues

The Companies professional services contracts generate revenue on a time and materials basis. Revenues are recognized as the services are rendered for time and materials contracts as the customer simultaneously receives and consumes the benefits of the professional service on a continuous basis.

Deferred Revenues

Deferred revenues primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation, maintenance and other services, as well as initial subscription fees. The Companies recognize deferred revenues as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Deferred revenues that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as deferred revenues, current portion, and the remaining portion is recorded in long-term liabilities as deferred revenues, net of current portion.

Deferred revenue of approximately $5.5 million and approximately $5.1 million was recognized during the years ended December 31, 2018 and 2017, respectively, that was included in the deferred revenue at the beginning of the respective periods. As of December 31, 2018 and 2017, approximately $6.5 million and $5.5 million of revenue is expected to be recognized from remaining performance obligations.

Cost of Revenues

Cost of revenues is comprised primarily of salaries and other personnel-related costs, including employee benefits and bonuses, for employees providing services to the Companies customers. Costs associated with these services include the costs of the Companies implementation, customer support, data center and customer training personnel, as well as costs related to research and development personnel who perform implementation and customer support services. Cost of revenues also includes the direct costs of third-party intellectual property included in the Companies solutions, the amortization of deferred solution and services costs, co-location facility costs and depreciation of the Companies data center assets, an allocation of general overhead costs and referral fees. Direct costs of third-party intellectual property include amounts paid for third-party licenses and related maintenance that are incorporated into the Company’s software and the amortization of acquired technology from the Companies recent acquisitions, with the costs amortized to cost of revenues over the useful lives of the purchased assets.

Sales Tax

Sales tax and other taxes are collected from customers and remitted to governmental authorities on a net basis and, as such, excluded from revenues.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Income Taxes

Deferred income taxes are provided for the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss carryforwards and credits using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. The Companies assess the likelihood that deferred tax assets will be realized and recognizes a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. To date, the Companies have provided a valuation allowance against its deferred tax assets generated by Questica Ltd as it believes the objective and verifiable evidence of Questica Ltd.’s historical pretax net losses outweighs any positive evidence of its forecasted future results. Although the Companies believe that their tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business. The Companies will continue to monitor the positive and negative evidence, and it will adjust the valuation allowance as sufficient objective positive evidence becomes available.

The Companies evaluate their uncertain tax positions based on a determination of whether and how much of a tax benefit taken by each Company in its tax filings or positions is more likely than not to be realized. Potential interest and penalties associated with any uncertain tax positions are recorded as a component of income tax expense. As of December 31, 2018 and 2017, the Companies have not identified any material uncertain tax positions for which liabilities would be required to be recorded.

Net income per share

Basic and diluted net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding. There were no potentially dilutive securities outstanding in the years ended December 31, 2018 and 2017.

Recently Adopted Accounting Pronouncements

Statement of Cash Flows

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This amendment provides guidance on the presentation and classification of specific cash flow items to improve consistency within the statement of cash flows. Questica adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Companies cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. Questica adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Companies’ balance sheet and cash flows.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09 and created ASC 606 to provide guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Questica adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Companies recognition of subscription, support and professional services for access to the Companies SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for Questica as under prior guidance. Questica has also identified and implemented changes to its business processes and internal controls relating to implementation of ASC 606.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Under ASC 606, incremental contract costs, which includes sales commissions, are required to be capitalized as contract assets and amortized over the period these costs are expected to be recovered. Questica increased retained earnings as of January 1, 2017 by approximately $800,000 to capitalize previously expensed commissions paid to obtain customer contracts. Commissions are recognized over the estimated life of the customer relationship, and recognized in the combined statements of operations through selling, general and administrative expenses.

Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company adopted ASC 2018-13 effective January 1, 2017. Adoption did not have a material impact on the Companies’ financial statements.

Recent Accounting Pronouncements Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11 and 2018-01 (collectively, Topic 842). Topic 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. Topic 842 is effective for the Companies first quarter of fiscal 2020, and earlier adoption is permitted. Questica is currently evaluating the impact of its pending adoption of Topic 842 on its condensed consolidated financial statements. Questica currently expects that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon our adoption of Topic 842, which will increase our total assets and total liabilities that we report relative to such amounts prior to adoption.

Note 4 — Acquisition of PowerPlan Corporation

On June 20, 2017, pursuant to the terms of an asset purchase agreement, Questica Ltd. acquired all of the assets and operations of PowerPlan Corporation (“PowerPlan”), which provides business performance management solutions, including budgeting software products and the associated or related services including support services. The transaction was recorded as a business combination.

The acquisition of the PowerPlan met a number of strategic objectives, which include the entry into the Not-for-Profit vertical (350+ customers), the removal of a lower priced competitor in the Local Government vertical, access to a number of employees with years of Budgeting experience, an office in the U.S. and a presence on the west coast of North America, where the Companies have a large number of customers.

The total consideration transferred was measured at its acquisition-date fair value of approximately $3.5 million, comprised of cash consideration of approximately $663,000 and fair value of contingent consideration of approximately $2.8 million. During the year ended December 31, 2017, the Companies recorded approximately $68,000 of direct and incremental costs associated with acquisition-related activities. These costs were incurred primarily for legal and professional fees associated with the acquisition. These costs were recorded in selling, general and administrative expenses in the combined statement of operations.

During the year ended December 31, 2017, PowerPlan contributed approximately $859,000 to total revenue and approximately $(553,000) to gross profit, respectively.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition:

Total cash and contingent consideration to selling shareholders	$3,510,713
Assets acquired and liabilities assumed
Other assets	$94,203
Property and equipment	33,170
Intangible assets subject to amortization	1,549,702
Net assets	1,677,075
Goodwill	$1,833,638

Questica believes the amount of goodwill resulting from the acquisition is primarily attributable to expected synergies from assembled workforce and increased offerings to customers. Questica recognized goodwill for tax purposes, which is being amortized over 15 years.

Disclosure of pro-forma revenues and earnings attributable to the acquisition is excluded because it is impracticable to obtain complete historical financial records for PowerPlan Corporation.

To determine the estimated fair value of intangible assets acquired, Questica engaged a third-party valuation specialist to assist management. The fair value measurements of the intangible assets were based on significant unobservable inputs and thus represent a level 3 measurement as defined in ASC 820. The acquired intangible asset categories, fair value and amortization periods, were as follows:

	Amortization
	Period	Fair Value
Patents/Developed technology	4 – 5 Years	$376,811
Trade names/Trademarks	6 – 7 Years	92,876
Customer contracts/relationships	7 – 9 Years	1,080,015
		$1,549,702

The business combination accounting is complete and final for all assets and liabilities acquired on the acquisition date.

Note 5 — Fair Value

Fair value measurements used by Questica for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the input used in measuring fair value:

•	Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;
•	Level 2 — Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and
•	Level 3 — Unobservable inputs that are supported by little or no market activity, which requires the Company to develop its own assumptions.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement. Questica measures the fair values of these assets and liabilities based on prices provided by independent market participant that are based on observable inputs using market-based valuation techniques. These valuation models and analytical tools use market pricing or similar instruments that are both objective and publicly available, including matrix pricing or reported trades, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids and/or offers. Questica did not adjust any of the valuations received from these third parties with respect to any of its level 1 or level 2 securities at December 31, 2018 or December 31, 2017.

The Companies portfolio of marketable securities comprises U.S. Treasuries, U.S. government sponsored agency obligations and high credit quality corporate debt securities classified as trading securities. Gains and losses resulting from the change in fair value of the securities are recognized as unrealized or realized gains or losses in the combined statements of operations.

The following table details the fair value hierarchy of the Companies financial assets measured at fair value on a recurring basis as of December 31, 2018 and 2017:

December 31, 2018	Level 1	Level 2	Level 3	Total
Securities owned:
Fixed income	$-	$1,375,542	$-	$1,375,542
Equity	480,996	-	-	480,996
Other	-	51,281	-	51,281
	$480,996	$1,426,823	$-	$1,907,819

December 31, 2017	Level 1	Level 2	Level 3	Total
Money market funds	$523,122	$-	$-	$523,122
Securities owned:
Fixed income	-	957,258	-	957,258
Equity	453,367	-	-	453,367
Other	-	188,964	-	188,964
	$453,367	$1,146,222	$-	$1,599,589

There were no other financial instruments subject to fair value measurement on a recurring basis.

Level 1 instruments include investments in money market funds and U.S. Treasuries. These instruments are valued using quoted market prices for identical unrestricted instruments in active markets. Questica defines active markets for debt instruments based on both the average daily trading volume and the number of days with trading activity. Level 2 instruments include U.S. Government agency obligations and corporate debt securities. Valuations of Level 2 instruments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Consideration is given to the nature of the quotations (e.g. indicative or firm) and the relationship of recent market activity to the prices provided from alternative pricing sources.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the years ended December 31, 2018 or 2017.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 6 — Property and Equipment

Property and equipment, net consists of the following:

	December 31, 2018	December 31, 2017
Leasehold improvements	$542,742	$542,742
Office equipment	88,942	88,043
Furniture and fixtures	223,342	202,513
Computers	415,768	390,068
Computer software	451,294	451,294
Total	1,722,088	1,674,660
Less accumulated depreciation and amortization	(1,186,417)	(997,264)
Property and equipment, net	$535,670	$677,396

Depreciation expense for the years ended December 31, 2018 and 2017 totaled approximately $114,000 and $111,000.

Questica capitalized internal use software development costs of approximately $0 and $372,000 during the years ended December 31, 2018 and 2017, respectively. Questica had amortization expense related to internal use software of approximately $74,000 and $32,000 of for the years ended December 31, 2018 and 2017, respectively. Amortization expense for software development costs are classified as cost of revenues. The unamortized capitalized software development costs were approximately $266,000 and $340,000 as of December 31, 2018 and December 31, 2017, respectively.

Note 7 — Goodwill and Intangibles

Intangible asset consists of:

	December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents/Developed Technology	$376,811	$123,266	$253,545
Trade Names/Trademarks	92,876	20,522	72,354
Customer contracts/relationships	1,080,015	198,144	881,871
	$1,549,702	$341,932	$1,207,770

	December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents/Developed Technology	$376,811	$43,756	$333,055
Trade Names/Trademarks	92,876	6,955	85,921
Customer contracts/relationships	1,080,015	69,955	1,010,060
	$1,549,702	$120,666	$1,429,036

Intangible assets amortization expense was approximately $221,000 and $113,000 for the years ended December 31, 2018 and 2017, respectively.

The following table presents the Companies estimate of remaining amortization expense for each of the five succeeding calendar years for finite-lived intangible assets at December 31, 2018:

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

2019	$218,564
2020	218,564
2021	218,564
2022	218,564
2023	218,564
Thereafter	114,950
$1,207,770

In the years ended December 31, 2018 and 2017, no goodwill impairment was recognized.

Note 8 — Accrued Expenses

Accrued expenses consist of the following:

	December 31, 2018	December 31, 2017
Payroll and employee benefits	$24,183	$112,653
Commissions	26,563	31,446
Professional fees	178,850	18,384
Other	41,077	-
Total	$270,673	$162,483

Note 9 — Stockholders’ Equity

Questica, Inc. has an unlimited number of no par value Class A and Class B shares of authorized common stock. The holders of Class A and Class B common stock are entitled to participate equally when dividends are declared and are entitled to one vote per share at all shareholder meetings. In the event of liquidation, whether voluntary or involuntary, the holders of Class A and Class B shares shall be entitled to receive on a pari passi basis, in equal amounts per share, all of the remaining property and assets of Questica, Inc.

As of December 31, 2018 and December 31, 2017, Questica Inc. had 100 shares of its no par value Class A common stock and 8 shares of its no par value Class B common stock issued and outstanding.

Questica USCDN, Inc. has an unlimited number of no par value shares of authorized common stock. Subject to the rights of the holders of any other class or classes of shares ranking above the common shares, holders of common shares are entitled to participate equally when dividends are declared, are entitled to one vote per common share at all shareholder meetings and in the event of liquidation are entitled to receive, in equal amounts per share, all of the remaining property and assets of the USCDN. The common shares are not transferrable without the consent of the Company’s board of directors.

On April 6, 2017, Questica USCDN issued 108,000 shares of common stock to investors for $0.001 per share or 108 CAD.

As of December 31, 2018 and 2017, Questica USCDN had 108,000 shares of its no par value common stock issued and outstanding.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions

Parties are considered related to the Companies if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Companies. Related parties also include principal owners of the Companies, its management, members of the immediate families of principal owners of the Companies and its management and other parties with which the Companies may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Companies related party transactions are as follow:

•	Handling Specialty Holding Inc., owned by a director of Questica Inc., is lessor of office space to the Companies under a non-cancellable operating lease with a remaining term of 1.25 years (see Note 12).

•	The former Chief Executive Officer of Powerplan Corporation entered into a four-year contractor services agreement with Questica Inc. on June 20, 2017. The services shall include product support, training implementation, project management, customer management and consulting services for Questica products; design and testing of any features on Questica’s product offerings to be incorporated into Questica’s solution; day-to-day management of the employees of the business and relationship with development organization in India; assist with sales efforts to the not-for-profit market participate in migrations from PowerPlan’s solution to the Questica Budget solution and assist in marketing the upgrade to Questica Budget to PowerPlan’s existing government customers.

•	On July 31, 2018, the Company sold its ETO software and related assets to a newly-formed entity which is partially owned by officers and shareholders of the Company, for cash proceeds of approximately $817,000 and the assumption of deferred revenue liabilities of approximately $305,000.

Note 11 — Income Taxes

Questica, Inc., is subject to the taxing authority of the government of Canada and the province of Ontario. Questica Ltd. Is subject to the taxing authority of the U.S. federal government and multiple states.

The table below presents the components of the provision for taxes:

	As of December 31,
	2018	2017
Current
US Federal	$-	$-
US State	-	-
Canada Federal	542,161	482,475
Canada Province	415,657	369,898
Total current provision	957,817	852,373
Deferred
US Federal	-	-
US State	-	-
Canada Federal	33,473	7,011
Canada Province	25,662	5,375
Total deferred benefit	59,135	12,385
Total provision for income taxes	$1,016,952	$864,758

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets for the Companies consist of the following:

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

	As of December 31,
	2018	2017
Deferred income tax assets:
Net operating loss carryforwards	$233,670	$172,177
Contingent consideration relating to PowerPlan acquisition	-	27,580
Intangible assets relating to PowerPlan acquisition	67,287	22,854
Total deferred income tax assets	300,958	222,611
Valuation allowance against Questica Ltd deferred tax assets	(249,398)	(220,702)
Net deferred income tax assets	51,559	1,909

Deferred income tax liabilities:
Goodwill relating to PowerPlan acquisition	(5,817)	(1,909)
Contingent consideration relating to PowerPlan acquisition	(45,742)
Commissions	(381,353)	(281,259)
Unrealized gain	(383)	(41,342)
Total deferred income tax liabilities	(433,296)	(324,510)
Net deferred income tax liability	$(381,736)	$(322,601)

A reconciliation of the statutory income tax rates and Questica Ltd.’s effective tax rate is as follows:

	For the year ended December 31,
	2018	2017
Statutory US Federal income tax rate	(21.0)%	(34.0)%
US State taxes, net of Federal tax benefit	(0.6)%	(0.5)%
US Federal tax rate change	-%	12.9%
Change in valuation allowance	21.6%	21.6%
Income taxes provision (benefit)	-%	-%

A reconciliation of the statutory income tax rates and Questica, Inc.’s effective tax rate is as follows:

	For the year ended December 31,
	2018	2017
Statutory federal income tax rate (Canada)	15.0%	15.0%
Statutory provincial income tax rate (Canada)	11.5%	11.5%
Legal fees relating to GTY	1.7%	-%
Meals	-%	0.1%
Income taxes provision	28.2%	26.6%

As of December 31, 2018, Questica Ltd’s has net operating loss carryforwards of approximately $1.1 million available to reduce future taxable income, if any, for U.S. Federal and state income tax purposes. Approximately $943,000 of U.S. Federal net operating losses can be carried forward to future tax years and expire in 2038. The U.S. Federal net operating loss generated during the year ended December 31, 2018 of approximately $285,000 can be carried forward indefinitely. However, the deduction for net operating losses incurred in tax years beginning after January 1, 2018 is limited to 80% of annual taxable income. Under the Internal Revenue Code (“IRC”) Section 382, annual use of Questica Ltd’s net operating loss carryforwards to offset taxable income may be limited based on cumulative changes in ownership. Questica Ltd. has not completed an analysis to determine whether any such limitations have been triggered as of December 31, 2018. Questica Ltd. has no income tax affect due to the recognition of a valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

The Companies apply the accounting guidance for uncertainty in income taxes pursuant to ASC 740-10. The Companies did not record any accruals for income tax accounting uncertainties for the year ended December 31, 2018, respectively. The Companies do not have any unrecognized tax benefits that will significantly decrease or increase within 12 months of December 31, 2018 and December 31, 2017.

The Companies policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Companies did not accrue either interest or penalties from inception through December 31, 2018.

Questica Ltd.’s major tax jurisdictions are the United States, Arizona, California, Colorado, Oregon and Wisconsin. Questica Ltd.’s tax year will remain open three years for examination by the U.S. Federal and state tax authorities, from the date of utilization of the net operating loss. Questica Ltd. does not have any tax audits pending. Questica, Inc.’s major tax jurisdictions are Canada and Qntario. All of the Company’s tax years will remain open for examination by the Federal and provincial tax authorities, respectively, from the date of utilization of the non-capital loss. Questica does not have any tax audits pending.

Note 12 — Commitments and Contingencies

Leases

The Companies lease offices under non-cancelable operating leases in Burlington, Ontario, and Huntington Beach, California. Lease incentives received by landlords are capitalized as deferred rent and amortized over the lease term.

As of December 31, 2018, future minimum lease payments under non-cancelable operating leases are as follows:

	Questica Inc.	Questica Ltd.
2019	$237,516	$72,147
2020	-	74,312
2021	-	76,539
2022	-	78,831
2023	-	19,852
Total	$237,516	$321,680

Rent expense, including common area maintenance costs for the Companies operating leases was approximately $280,000 and $277,000 for the years ended December 31, 2018 and 2017, respectively. Rent expense is classified in selling, general and administrative expenses in the combined statements of operations.

Legal Proceedings

From time to time, the Companies may become involved in legal proceedings arising in the ordinary course of its business. The Companies are not presently a party to any legal proceedings that, if determined adversely to the Companies, would have a material adverse effect on the Companies.

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 13 — Subsequent Events

On February 19, 2019, GTY consummated its previously announced Business Combination, pursuant to which GTY acquired Questica, along with five other technology companies. Upon the closing on February 19, 2019, GTY indirectly acquired Questica for aggregate consideration of approximately $44.4 million in cash and an aggregate of 2,600,000 Class A exchangeable shares in the capital stock of Questica Exchangeco and 1,000,000 Class B exchangeable shares in the capital stock of Questica Exchangeco, each of which is exchangeable into shares of GTY common stock, that were issued to the holders of Questica capital stock (the “Questica Holders”). In accordance with the Questica Shareholder Agreement, dated as of February 12, 2019, by and among GTY and certain Questica Holders (the “Questica Shareholder Agreement”), 500,000 Class C exchangeable shares in the capital stock of Questica Exchangeco may be redeemable at the sole discretion of GTY at any time for $5.0 million plus all accrued and unpaid dividends, and may be exchanged for shares of GTY common stock beginning on the sixty-first day following the Closing for a number of shares of GTY common stock equal to $5.0 million plus accrued and unpaid dividends divided by the lesser of (i) $10.00 or (ii) the 5-day volume weighted average price (“VWAP”) at the time of exchange. For so long as the Class C exchangeable shares remain outstanding, they accumulate a dividend of 5.0% per annum for the first sixty days following the Closing and 10.0% per annum thereafter. The Class A exchangeable shares in the capital stock of Questica Exchangeco are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sale price of GTY common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) GTY consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of GTY common stock for cash, securities or other property. In addition, approximately $0.1 million in cash and 800,000 exchangeable shares were deposited into escrow for a period of one year to cover certain indemnification obligations of the Questica Holders.

Management has evaluated the impact of all subsequent events on the Company through March 18, 2019, the date the combined financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustments to or disclosure in the combined financial statements.